Schedule A

to

Investment Advisory Agreement

of

J.P. Morgan Exchange-Traded Fund Trust

(Amended as of March 6, 2023)

Advisory Fee Rates

Name	Fee Rate
JPMorgan Limited Duration Bond ETF[1]	0.20%
JPMorgan Market Expansion Enhanced Equity ETF[2]	0.25%
JPMorgan Sustainable Municipal Income ETF[1]	0.30%

[1]	Initial term continues until October 31, 2024.
[2]	Initial term continues until October 31, 2023.

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J.P. Morgan Exchange-Traded Fund Trust	J.P. Morgan Investment Management Inc.

By:	By:

Name:	Name:

Title:	Title: